UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         January 8, 2015

CD INTERNATIONAL ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Florida	001-33694	13-3876100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 Fairway Drive, Suite 200, Deerfield Beach, FL	33441
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	954-363-7333

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02    Termination of a Material Definitive Agreement.

Item 8.01    Other Events.

On January 8, CD International Enterprises, Inc. (the “Company”), EM Resources Enterprises, Inc., a Florida corporation (“EM”), and Manuel Mustafa (“Mustafa”), the President and sole owner of EM, elected not to proceed with and discontinued the merger between the Company and EM. The merger offered $2 million note payable within two years (the "Note") and 209,375 shares of CDII Series E Convertible Preferred Stock (the "CDII Shares") with a total market value of $13.4 million to Mr. Mustafa for exchange of 100% of the issued and outstanding capital stock of EM as described in the 8-K dated September 30, 2014 which the Company filed on October 8, 2014.

This agreement was terminated without penalty to the Company or EM pursuant to the Acquisition Termination Agreement (the “Termination Agreement”) between the parties dated January 8, 2015 as all party desires to terminate the Merger Agreements for mutual benefit. The Company will return all EM shares to Mr. Mustafa for cancelation of the Note and the CDII Shares issued. Mr. Mustafa will remain a consultant to the Company for ongoing and future projects

Item 9.01   Financial Statements and Exhibits.

 (d)           Exhibits

10.78	Acquisition Termination Agreement between CD International Enterprises, Inc., EM Resources Enterprises. Inc and Manuel Mustafa dated January 8, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CD INTERNATIONAL ENTERPRISES, INC.

Date: January 15, 2015	By:	/s/ Yuejian (James) Wang
Yuejian (James) Wang Chief Executive Officer and President